Exhibit 10.39

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is entered into as of [date] (the “Effective Date”), by and between Sunnova Energy International Inc., a Delaware corporation (the “Company”), and [name] (the “Executive”). The parties agree as follows:

ARTICLE 1

PURPOSE AND TERM

1.1 Purpose. The Executive is currently an employee of the Company or its subsidiary. The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of a Change in Control of the Company or an involuntary termination of the Executive’s employment. In order to accomplish these objectives, and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby enter into this Agreement.

1.2 Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect until the third anniversary of any written notice of termination of the Agreement provided to the Executive by the Company or, if earlier, the Executive’s termination of employment for any reason prior to a Change in Control (the “Term”). Notwithstanding the foregoing, if a Change in Control occurs during the Term, the Term shall end on the later of (i) the date that is two (2) years after the occurrence of the Change in Control, or (ii) the satisfaction of all obligations of the Company arising under this Agreement as a result of the Change in Control.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1 Annual Salary. For purposes of this Agreement, “Annual Salary” shall mean the annual rate of the Executive’s salary applicable as of the Date of Termination or, if higher, the annual rate of the Executive’s salary applicable immediately prior to the Change in Control of the Company.

2.2 Board. For purposes of this Agreement, “Board” shall mean the board of directors of the Company.

2.3 Cause. For purposes of this Agreement, “Cause” shall mean, prior to a Change in Control: (i) the Executive’s willful failure to substantially perform the material duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any material lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or plea of nolo contendere for a violation of federal securities laws or regulations, any felony, or any crime involving moral turpitude, excluding driving or traffic-related felonies; (iv) the Executive’s indictment for any driving or traffic-related felony where the effect of such indictment is materially adverse to the Company or its affiliates or their respective operations, reputations or conditions; (v) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (vi) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vii) the Executive’s material breach of this Agreement, or any equity award agreement between the Executive and the Company or any other material agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vii), continues beyond thirty (30) days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive). Notwithstanding the foregoing, after a Change in Control of the Company, “Cause” shall mean: (i) a material breach by the Executive of the duties, obligations and responsibilities of Executive’s position with the Company (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) the conviction of the Executive of a felony involving moral turpitude. Whether or not an event giving rise to “Cause” had occurred will be determined by the Board.

2.4 Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 Change in Control. For purposes of this Agreement, a “Change in Control” means each of the following:

(a) the acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (c) of this definition; or;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) the consummation of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(d) (1) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

2.6 Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the notice of termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the effective date of such termination pursuant to Section 2.8, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive voluntarily resigns other than for Good Reason pursuant to Section 2.8, the date on which the Executive notifies the Company of such resignation, (v) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (vi) if the Executive’s employment is terminated by the Company due to Disability, the date thirty (30) days after the Company’s written notice to the Executive.

2.7 Disability. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

2.8 Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following occurring on or after a Change in Control, (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, in each case when compared to the Executive’s position, authority, duties or responsibilities immediately prior to the Change in Control; (ii) any failure by the Company to provide the Executive with the compensation and/or benefits to which Executive is entitled during employment with the Company, which compensation and/or benefits shall not be less, in the aggregate, than the Executive’s compensation and/or benefits prior to the Change in Control; (iii) the Company’s requiring the Executive to be based at any office or location more than thirty (30) miles away from his or her then current base office or location without the Executive’s consent and reasonable compensation for relocation expenses; (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or (v) any failure by the Company to comply with and satisfy Section 7.6 hereof, provided that such successor has received at least ten days, prior written notice from the Company or the Executive of the requirements of Section 7.6 hereof. Executive’s termination shall not be considered for “Good Reason” unless Executive’s termination of employment occurs within twenty-four (24) months after the first occurrence of the facts constituting Good Reason, Executive gave the Company detailed written notice of such facts within 90 days after their first occurrence, and the Company failed to cure such Good Reason within 30 days after it received such detailed written notice. For purposes of this Section 2.8, any good faith determination of “Good Reason” made by the Executive shall be conclusive. For the avoidance of doubt, the Executive shall not have Good Reason to terminate employment prior to the occurrence of a Change in Control and any termination or resignation of employment by the Executive prior to the occurrence of a Change in Control will be deemed to be a voluntary resignation.

2.9 Target Annual Bonus. For purposes of this Agreement, “Target Annual Bonus” shall mean the greater of (1) Executive’s target annual cash bonus opportunity, determined by the Board in its sole discretion, for the fiscal year in which the Date of Termination occurs or, if no target annual bonus has been established for the fiscal year in which the Date of Termination occurs, the target annual bonus for the preceding fiscal year or (2) Executive’s target annual cash bonus for the fiscal year in which the Change in Control of the Company occurs.

ARTICLE 3

COMPANY OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

3.1 In General. If the Executive’s employment with the Company terminates due to circumstances other than those set forth in Section 3.2, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive (or the Executive’s estate, as applicable) (i) in a lump sum within thirty (30) days of the Date of Termination, any portion of the Annual Salary and accrued but unused vacation that shall have been earned by the Executive prior to the termination but not yet paid; (ii) the amount of any unpaid annual bonus earned for the calendar year completed prior to the Date of Termination, payable on or prior to March 15 of the calendar year immediately following the completed year for which the annual bonus was earned; (iii) any benefits that have vested in the Executive as of the Date of Termination as a result of the Executive’s participation in any of the Company’s benefit plans; (iv) any accrued but unused vacation pay; and (v) any expenses with respect to which the Executive is entitled to reimbursement under Company policy (collectively, the “Accrued Amounts”).

3.2 Termination For Cause . The Company has the right, at any time, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive for Cause. If such right is exercised, the Company’s obligation to the Executive shall be limited solely to (i) the payment of any portion of the Annual Salary that shall have been earned by the Executive prior to the termination but not yet paid in a lump sum within thirty (30) days of the Date of Termination and (ii) any benefits that have vested in the Executive as of the Date of Termination as a result of the Executive’s participation in any of the Company’s benefit plans.

3.3 Termination by the Company Without Cause Prior to a Change in Control. The Company has the right, at any time, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive without Cause. If the Company terminates the Executive’s employment without Cause prior to a Change in Control of the Company then the Company’s obligation to the Executive shall be limited solely to the following, and shall be contingent on Executive’s execution of a general waiver and release as described in Section 3.3(c) below:

(a) Severance Payments. The Company shall pay the Executive:

(i)	the Accrued Amounts (payable at the same time and in the same manner as set forth in Section 3.1);

(ii)

an amount equal to the Target Bonus multiplied by a fraction, (x) the numerator of which is equal to the number of days that the Executive was employed during the calendar year in which the Date of Termination occurs and (y) the denominator of which is 365; and

(iii)	an amount equal to 50% times Executive’s Annual Base Salary;

with any amounts payable under Section 3.01(a)(ii) or (iii) payable in equal installments over the six month period beginning on the Date of Termination in accordance with the normal payroll practices of the Company.

(b) Extension of Health Plan Benefits. If the Executive is eligible to and does elect continuation coverage under the Company’s health benefit plan pursuant to the provisions of Section 4980B of the Code, then the Company shall reimburse to the Executive the excess of (A) the premiums paid for such coverage by the Executive during 6 months period following the Date of Termination in which the Executive elects such continuation coverage under the Company’s health benefit plan over (B) the premiums for comparable coverage charged to the Company’s active employees during such period, provided that such reimbursements shall not be made in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in lieu of providing the subsidized premiums described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the period for which the premium reimbursement would have been provided; provided further that in the event that the Executive obtains other employment that offers group health benefits, such reimbursement shall immediately cease.

(c) Waiver and Release Required; Forfeiture and Repayment on Breach. Notwithstanding anything herein to the contrary, no portion of the payments or benefits described in Section 3.3(a)(ii) or (iii) or Section 3.3(b) shall be paid unless, on or prior to the sixtieth (60th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement in substantially the form attached here to as Exhibit A (which release shall not require the Executive to release or waive any vested benefits or claims that arise for the first time after the effective date of the release), and such release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law and as of the first date on which the Executive violates any covenant contained in Article V, any remaining unpaid benefits under this Agreement shall thereupon be forfeited and any benefits already paid under Sections 3.3(a)(ii), 3.3(a)(iii) or 3.3(b) must be repaid to the Company immediately upon demand .

3.4 Termination by the Company Without Cause or by the Executive for Good Reason Following a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason, provided that the foregoing terminations occur within twenty-four (24) months after a Change in Control of the Company, then the Company’s obligation to the Executive shall be limited solely to the following (in lieu of the provisions set forth in Section 3.3):

(a) Severance Payments. The Company shall pay the Executive:

(i)	the Accrued Amounts (payable at the same time and in the same manner as set forth in Section 3.1);

(ii)

in lump sum on the sixtieth (60th) day after the Date of Termination, an amount equal to the Target Bonus multiplied by a fraction, (x) the numerator of which is equal to the number of days that the Executive was employed during the calendar year in which the Date of Termination occurs and (y) the denominator of which is 365; and

(iii)

in lump sum on the sixtieth (60th) day after the Date of Termination, an amount equal to (1) [applicable multiple] times the Executive’s Annual Salary, plus (2) [applicable multiple] times the Executive’s Target Annual Bonus.

(b) Extension of Health Plan Benefits. The Company shall provide to Executive and/or Executive’s spouse and family, as the case may be, continued participation in the group health plans in which Executive and/or Executive’s spouse or family, as the case may be, participated in immediately prior to the Date of Termination, but not less benefits, in the aggregate, than Executive and/or Executive’s spouse and family received immediately prior to the Change of Control as if Executive’s employment had not terminated and at no cost to the Executive (the “Welfare Continuation Benefit”). The Welfare Continuation Benefit shall be provided for the period beginning on the Date of Termination and ending on the date that is eighteen (18) months after the Date of Termination, provided that such Welfare Benefit Continuation shall not be made in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in lieu of providing the Welfare Benefit Continuation described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the period for which the Welfare Continuation Benefit would have been provided.

(c) Option Exercise. Any stock options held by the Executive as of the Change in Control of the Company that remain outstanding as of the Date of Termination may thereafter be exercised until the later of (A) the last date on which such stock options would be exercisable in the absence of this Section 3.4(c) or (B) the first anniversary of the Date of Termination. Notwithstanding the preceding sentence, in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options.

3.5 Termination upon Death or Disability. If the Executive’s employment is terminated due to Death or Disability, the Company’s obligation to the Executive shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 3.1) and, if such termination occurs after a Change in Control, provision of the Welfare Continuation Benefit.

ARTICLE 4

PARACHUTE PAYMENTS

4.1 Parachute Payments. It is the objective of this Agreement to maximize the Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of Code. Therefore, in the event it is determined that any payment or benefit by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to the Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) the Executive’s Net After-Tax Benefit assuming application of the 4999 Limit with (y) the Executive’s Net After-Tax Benefit without the application of the 4999 Limit and the Executive shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which the Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining this determination shall be borne by the Company.

ARTICLE 5

PROTECTIVE COVENANTS

5.1 Provision of Confidential and Proprietary Information. The Company will provide the Executive with access to its confidential, proprietary or trade secret information, including Proprietary Information (as defined in Section 5.4) and confidential information of third parties such as customers, suppliers and business affiliates, specialized training and knowledge regarding their methodologies and business strategies, and support in the development of goodwill such as introductions and customer relationship information. The foregoing is not contingent on continued employment, but upon the Executive’s use of the access, specialized training and goodwill support provided by the Company for the exclusive benefit of the Company and upon the Executive’s full compliance with the restrictions on the Executive’s conduct provided for in this Agreement. Ancillary to the rights provided to the Executive as set forth in this Agreement, the provision by the Company of confidential, proprietary and trade secret information, specialized training and goodwill support to the Executive, and the Executive’s agreements regarding the use of same, in order to protect the value of any equity-based compensation, training, goodwill support and the confidential information described above, the Company and the Executive agree to the following provisions against unfair competition, which the Executive acknowledges represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment and would not create a hardship to the Executive or his or her family if and when enforced.

5.2 Non-Competition. The Executive hereby agrees that, in the event of a termination of the Executive’s employment prior to the occurrence of a Change in Control, the Executive shall not, at any time during the 6 month period beginning on the Date of Termination (the “Restricted Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in, in the Restricted Area (either directly or through any subsidiary or Affiliate thereof), any business or activity (i) in the Business, (ii) that otherwise competes with the business of the Company or any entity owned by the Company or (iii) with respect to which the Company or any entity owned by the Company has taken Active Steps at any time during the twelve (12) month period immediately before the Date of Termination (any such business or activity, a “Restricted Business”). Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in a Restricted Business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Restricted Business. For purposes of this Agreement, “Restricted Area” means (i) the United States, Canada or any territory of either of the foregoing, (ii) any other location where the Company or any of its direct or indirect subsidiaries engages in business or (iii) any other location where the Company or any of its direct or indirect subsidiaries has taken Active Steps at any time during the twelve (12) month period immediately before the Date of Termination. For purposes of this Agreement, “Business” shall mean (i) the business of acquisition, development, construction and/or origination, financing, management and disposition of distributed (including, without limitation, residential, commercial, community solar and industrial) solar energy production and storage equipment and related leases, loans or other financing instruments or arrangements and the actions and transactions related or ancillary thereto and (ii) such other lines of business in which the Company or any entity owned by the Company are materially engaged on the date of the Executive’s Date of Termination.

5.3 Non-Solicitation. The Executive hereby agrees that, in the event of a termination of the Executive’s employment prior to the occurrence of a Change in Control, the Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or herself or on behalf of any other Person (other than the Company), (i) recruit or otherwise solicit or induce any employee, consultant, independent contractor, customer, subscriber, vendor (including, without limitation, installation contractors), deal source, deal contact or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed or engaged by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company; provided, however, that this restriction shall not extend to, prohibit or otherwise limit general employment advertising or solicitation not specifically targeting employees of the Company or any such specific employee.

5.4 Confidentiality; Non-disclosure. Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 5.6, the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for the Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to or received by the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors (including, without limitation, installation contractors), suppliers, customers, potential customers, subscribers, potential subscribers, deal sources, deal contacts, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

5.5 Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) that is in his possession, custody or control.

5.6 Notice; Cooperation. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

5.7 Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law. The Company agrees not to disparage the Executive, either orally or in writing, at any time; provided that such directors and officers may confer in confidence with the Company’s and their respective legal representatives and make truthful statements as required by law. Notwithstanding the forgoing, nothing in this Agreement shall restrict in any way the communication of information by Executive, the Company or any of its officers, directors, employees, stockholders, agents and representatives to any local, state or federal law enforcement agency or require notice to the other party thereof.

5.8 Interpretation of Covenants. Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, the Executive shall provide a copy of this Article 5 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive discusses potential employment or any other service relationship.

In the event the terms of this Article 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by the Executive of the provisions of this Article 5 shall toll the running of any time periods set forth in this Article 5 for the duration of any such breach or violation.

As used in this Article 5, the term “Company” shall mean Sunnova Energy International Inc., its predecessors or successor, related entities and any of its direct or indirect subsidiaries.

5.9 Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in this Article 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Article 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

ARTICLE 6

INSURANCE

6.1 Insurance. The Company shall secure and maintain Director’s and Officer’s liability insurance covering Executive. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

ARTICLE 7

OTHER PROVISIONS

7.1 Section 409A.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

(b) Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate). The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation

Section 1.409A-1(i) and any successor provision thereto). Notwithstanding anything in this Agreement to the contrary, to the extent the Company determines necessary to comply with the requirements of Section 409A of the Code with respect to any payment under this Agreement, no “Change in Control” shall be deemed to occur unless and until the event also satisfies the requirements of a “change in control event” within the meaning of Section 409A of the Code and applicable regulations. With respect to any of Executive’s awards of, or relating to, equity of the Company that are outstanding as of the Effective Date or are granted to Executive in the future (“Awards”), such Awards shall be administered in a manner that is either compliant with or exempt from the requirements of Section 409A of the Code, and the Change in Control definition applicable to such Awards shall, to the extent necessary to comply with Section 409A of the Code, be limited to an event that satisfies the requirements of a “change in control event” within the meaning of Section 409A of the Code and applicable regulations.

(c) Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(B) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(d) In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Employer policy with respect to such payments, in- kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 7.1(d) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

(1)	if to the Company, to:
Sunnova Energy International Inc.
20 East Greenway Plaza, Suite 475
Houston, TX 77046
Attn: General Counsel
(2)	if to the Executive, to:

Any party may change its address for notice hereunder by notice to the other party hereto.

7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to the Employment Agreement between the Executive and Sunnova Energy Corporation dated as of                 ), written or oral, with respect thereto. Notwithstanding the foregoing, this Agreement does not supersede any indemnification agreements between Executive and the Company and any contrary terms under applicable Company equity incentive plans. The Executive acknowledges and agrees that the Executive shall not be entitled to participate in any Company severance plans, including, but not limited to, the Sunnova Energy International Inc. Change in Control Severance Plan, and shall not be entitled to severance benefits except as provided in this Agreement.

7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed. Enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Harris County, Texas.

7.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

7.10 No Duty to Mitigate. The Executive shall have no obligation to mitigate damages suffered as a result of termination of the Executive’s employment with the Company. The provisions of this Section 7.10 shall survive termination of this Agreement.

7.11 Resolution of Disputes. Following a Change in Control, if there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company for any reason other than death, or (ii) in the event of any termination of employment by the Executive or determination of whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or Disability or that the determination by the Executive of the existence of Good Reason was not made in good faith, as the case may be, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 3 as though such termination were by the Company without Cause and not for Disability or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of the Executive and/or the Executive’s family or other beneficiaries, as the case may be, to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

7.12 Binding Agreement. Subject to Section 7.6, this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and the Executive’s legal representatives.

7.13 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any deductions authorized by Executive.

7.14 Attorney’s Fees and Costs. Following a Change in Control, if the Company breaches any provision of this Agreement in any respect, then the Company shall reimburse or advance to the Executive the funds necessary for payment of costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any proceeding in advance of the final disposition of such proceeding incurred by the Executive in enforcing this Agreement, provided that the Executive shall be entitled to advancement of Executive’s costs and expenses only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined after the case is final and all appeals have been exhausted (or the election has been made not to file appeals) by a final judgment or award that the Company has obtained in its favor against all of Executive’s claims against the Company.

[Signature Page Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

[NAME]

COMPANY

SUNNOVA ENERGY INTERNATIONAL INC.

By:
Name:
Title:

Exhibit A: Form of Waiver and Release

In consideration of, and as a condition precedent to, the severance payment and benefits (the “Severance”) described in that certain Executive Severance Agreement (the “Agreement”) effective as of [                ] between Sunnova Energy International Inc., a Delaware Corporation (the “Company”), and                          (“Employee”)], which Severance is offered to Employee in exchange for a general waiver and release of claims (this “Waiver and Release”). Employee having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties relating in any way to Employee’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release.

Employee understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with the Company or any affiliate and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company or any affiliate prior to and including the date of execution of this Waiver and Release.

A-1

In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Employee not released by and in this Waiver and Release.

Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from (i) any obligations set forth in the Agreement, (ii) claims that relate to events that arise after the execution of this Waiver and Release, or (iii) any claim or right held by Employee (whether as an employee, officer, director, stockholder or in any other capacity) for coverage under the Company’s or any affiliate’s D&O policies or any similar coverage or protection provided under the organizational documents of the Company or any affiliate. This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Employee further agree that nothing in this Waiver and Release or the Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies.

Employee expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he has or may have against the Released Parties, including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Employee signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Employee further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he may have against any of them; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least [twenty-one (21)] [forty-five (45)] days within which to consider this

A-2

Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Waiver and Release.

Employee acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.

Employee acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Employee further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Employee revokes the Waiver and Release, the Company will not be obligated to pay or provide Employee with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.

AGREED TO AND ACCEPTED this

______ day of _________________, 20__.

[Name]

A-3